Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 7, 2021, by and among PlusAI Corp, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Plus Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Plus Holdings”), Hennessy Capital Partners V LLC, a Delaware limited liability company (“Hennessy Capital Partners V”), and the other stockholders of HCIC (as defined below) set forth on Schedule I hereto (such individuals, together with Hennessy Capital Partners V, each a “Stockholder”, and collectively, the “Stockholders”). The Company, Plus Holdings and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class B common stock, par value $0.0001 per share (the “Sponsor Shares”), of Hennessy Capital Investment Corp. V, a Delaware corporation (“HCIC”), set forth opposite such Stockholder’s name on Schedule I hereto (such Sponsor Shares, together with any other shares of HCIC Class A Common Stock, of which beneficial ownership and/or record ownership, and/or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), and such shares of HCIC Common Stock are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Plus Holdings and HCIC propose to enter into a Merger Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, and upon the terms and subject to the conditions set forth therein: (a) the Company and Plus Holdings will cause Prime Merger Sub Ltd. a wholly-owned subsidiary of Plus Holdings, to merge with and into the Company (the “F-Reorg Merger”), with the Company surviving as the wholly-owned subsidiary of Plus Holdings; (b) Prime Merger Sub I, Inc., an exempted company incorporated with limited liability in the Cayman Islands (“First Merger Sub”) and a direct, wholly-owned subsidiary of Plus Inc., an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”) will merge with and into Plus Holdings, with the Plus Holdings surviving as a wholly-owned subsidiary of PubCo (the “First Merger”); and (c) Prime Merger Sub II, Inc., a Delaware corporation and a direct-wholly owned subsidiary of PubCo (“Second Merger Sub”) will merge with and into HCIC, with HCIC surviving as a wholly-owned subsidiary of PubCo (the “Second Merger”). Each Plus Holdings Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of PubCo Class A Ordinary Shares equal to the Exchange Ratio, and each Plus Holdings A-3 Preferred Share of Plus Holdings issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of PubCo Class B Ordinary Shares equal to the Exchange Ratio (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company and Plus Holdings to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of HCIC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of HCIC requested by HCIC’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or duly and promptly execute and provide written consent (or cause to be voted or so consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of HCIC contained in the Merger Agreement, (c) in favor of the proposals set forth in the Proxy Statement, and (d) except as set forth in the Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement and (ii) (A) any amendment of the certificate of incorporation or bylaws of HCIC, (B) any change in HCIC’s corporate structure or business, or (C) any other action or proposal involving HCIC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of the closing conditions or obligations of HCIC under the Merger Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of HCIC. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of the Subject Shares.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except as contemplated by any of the Transaction Documents, each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the prior written consent of the Company and Plus Holdings (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated January 14, 2021, between HCIC and such Stockholder (the “Insider Letter”) who agrees to be bound by the terms of this Agreement in a writing reasonably satisfactory to HCIC, Plus Holdings and the Company), (i) offer for sale, sell (including short sales), transfer, tender, pledge, loan, hypothecation, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a sale, transfer, tender, pledge, loan, hypothecation, encumbrance, assignment or other disposition (including by gift) of, in each case directly or indirectly and voluntarily or involuntarily, any or all of the Subject Shares or any interest owned by a person or any interest (including a beneficial interest) therein, or the ownership, control or possession of, any such interest (collectively, a “Transfer”); (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement. Notwithstanding the foregoing, (i) if a Stockholder is a natural person, such Stockholder may Transfer any such Subject Shares (A) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder or, (ii) if a Stockholder is an entity, such Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Stockholder, in each case, in accordance with the terms of HCIC’s governing documents; provided, in each case, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to HCIC, Plus Holdings and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

(b) Any Transfer or attempted Transfer of any Subject Shares in violation of this Agreement shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

(c) Each Stockholder agrees that in the event of a stock dividend or distribution, or any change in the HCIC Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction having the right to vote on any matters on which the holders of equity securities of HCIC may vote, as well as all Subject Shares that such Stockholder hereafter purchases, is issued by HCIC or are otherwise hereafter acquired, or with respect to which such Stockholder otherwise acquires sole or shared voting power (including by proxy or power of attorney) after the execution of this Agreement, shall in each case be subject to the terms and conditions of this Agreement to the same extent as if they were Subject Shares owned by such Stockholder as of the date hereof. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company and Plus Holdings promptly in writing (including by e-mail) of the number of any additional shares of HCIC Common Stock acquired, or over which voting power is acquired, by such Stockholder, if any, after the date hereof.

(d) Each of the Stockholders agrees, while this Agreement is in effect, not to take or omit to take, or agree or commit to take or omit to take, any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with the Company and Plus Holdings to effect the transactions contemplated hereby and the Transactions.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company and Plus Holdings that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of HCIC Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of HCIC vote in favor of adoption of the Merger Agreement and in favor of approval of the other proposals set forth in the Proxy Statement and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees and covenants to the Company and Plus Holdings that such Stockholder shall not request that HCIC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company and Plus Holdings other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by HCIC, Plus Holdings or the Company to any Governmental Authority or to securityholders of HCIC) of such Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by HCIC, Plus Holdings or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by HCIC, Plus Holdings or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HCIC, First Merger Sub, Second Merger Sub, PubCo, Plus Holdings, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or any other agreement in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to Plus Holdings and the Company as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to carry out its obligations and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by Plus Holdings and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Subject Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the Subject Shares of which such Stockholder has beneficial or record ownership, or the power to vote (including, without limitation, by proxy or power of attorney) as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the Subject Shares denoted as being owned by such Stockholder on Schedule I and/or has the sole power to vote or cause to be voted such Subject Shares. Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the Subject Shares denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a record holder of any (i) Subject Shares or (ii) any other securities of HCIC having the right to vote on any matters on which the holders of equity securities of HCIC may vote.

Section 4.3 No Conflicts.

(a) No registration, declaration or filing with, or notification to, any Governmental Authority, and no consent, approval, order, authorization or permit of any other person is necessary with respect to the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a Party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares owned by such Stockholder pursuant to any contract or agreement to which such Requisite Shareholder is a party or by which such Requisite Shareholder is bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (ii) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by Plus Holdings and the Company. Such Stockholder understands and acknowledges that each of Plus Holdings and the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares or other equity securities of HCIC, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares or other equity securities of HCIC and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6. Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the HCIC, Plus Holdings and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon HCIC, Plus Holdings or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that neither Plus Holdings nor the Company has made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened, against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

TERMINATION

Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and none of Plus Holdings, the Company or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of Plus Holdings, the Company, HCIC and such Stockholder, (b) the Closing Date (following the performance of all of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 6.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby; provided that the fees and expenses of Plus Holdings, the Company and HCIC shall be allocated as set forth in Section 3.04 of the Merger Agreement.

Section 6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Plus Holdings any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 6.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, (a) the Stockholders may (i) extend the time for the performance of any obligation or other act of the Company or Plus Holdings, (ii) waive any inaccuracy in the representations and warranties of the Company or Plus Holdings contained herein or in any document delivered by the Company or Plus Holdings pursuant hereto and (iii) waive compliance with any agreement of the Company or Plus Holdings or any condition to its own obligations contained herein and (b) the Company and Plus Holdings acting together may (i) extend the time for the performance of any obligation or other act of any Stockholder, (ii) waive any inaccuracy in the representations and warranties of each Stockholder contained herein or in any document delivered by any Stockholder pursuant hereto and (iii) waive compliance with any agreement of each Stockholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 6.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.5):

(a)	If to the Company or Plus Holdings:

PlusAI Corp

16/F Lingyu Commercial Plaza, No. 66 Qinglonggang Road, Gaotiexincheng, Xiangcheng

District, Suzhou

Attention: Oswald Gao

Email: oswald@plus.ai

with a copy (which shall not constitute notice) to:

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Attention: Xiaoxi Lin

Email: xiaoxi.lin@linklaters.com

and a copy to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen and Peter Cohen-Millstein

Email: jeffrey.cohen@linklaters.com and peter.cohen-millstein@linklaters.com

(b)	If to any of the Stockholders:

Hennessy Capital Investment Corp. V

3415 North Pines Way, Suite 204

Wilson, WY 83104

Attention: Daniel J. Hennessy, Gregory Ethridge and Nicholas Petruska

Email: dhennessy@hennessycapllc.com, gethridge@hennessycapllc.com and npetruska@hennessycapllc.com with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

Section 6.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 6.8 Entire Agreement; Assignment. This Agreement and the Schedules hereto (together with the Transaction Documents to which the Parties hereto are parties, to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 6.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise HCIC’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide HCIC’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 6.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) the word “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, and references to a person are also to its permitted successors and assigns, (ix) an “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, (x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (xi) references to any Law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

Section 6.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby any claim (a)  that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal or state court of the United States competent jurisdiction without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.14 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.14.

Section 6.15 Counterparts; Electronic Delivery. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 6.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and Plus Holdings and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in HCIC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Plus Holdings and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

PLUSAI CORP.

By:	/s/ David Wanqian Liu
	Name:	David Wanqian Liu
	Title:	Director & CEO

PLUS HOLDINGS:

PRIME LTD.

By	/s/ David Wanqian Liu
	Name:	David Wanqian Liu
	Title:	Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS V LLC

By: Hennessy Capital Group LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

/s/ Daniel J. Hennessy
DANIEL J. HENNESSY

/s/ Gregory Ethridge
GREGORY ETHRIDGE

/s/ Nicholas Petruska
NICHOLAS PETRUSKA

/s/ Tanguy Serra
TANGUY SERRA

/s/ Barbra Byrne
BARBRA BYRNE

/s/ Jeffrey Immelt
JEFFREY IMMELT

/s/ Dr. Kurt Lauk
DR. KURT LAUK

/s/ Nora Mead Brownell
NORA MEAD BROWNELL

/s/ Brad Buss
BRAD BUSS

/s/ Gretchen McClain
GRETCHEN MCCLAIN

/s/ Lee McIntire
LEE MCINTIRE

/s/ Manish Nayar
MANISH NAYAR

/s/ James O’Neil III
JAMES O’NEIL III

/s/ Ashley Zumwalt-Forbes
ASHLEY ZUMWALT-FORBES

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Ownership of Subject Shares

Stockholder	Number of Shares of Class B Common Stock	Number of Warrants
Hennessy Capital Partners V LLC	7,175,000	4,853,333
Gregory Ethridge	500,000	—
Nicholas Petruska	500,000	—
Jeffrey Immelt	100,000	—
Nora Mead Brownell	50,000	—
Barbara Byrne	50,000	—
Dr. Kurt Lauk	50,000	—
Tanguy Serra	50,000	—
Brad Buss	25,000	—
Gretchen McClain	25,000	—
Lee McIntire	25,000	—
Manish Nayar	25,000	—
James O’Neil III	25,000	—
Ashley Zumwalt-Forbes	25,000	—
Total	8,625,000	4,853,333